Exhibit 10.1

FORM OF

TAX MATTERS AGREEMENT

by and among

BLUEROCK RESIDENTIAL GROWTH REIT, INC.,

BADGER PARENT LLC

BADGER HOLDCO LLC,

BLUEROCK HOMES TRUST, INC.,

BLUEROCK REIT HOLDINGS, LLC

AND

BLUEROCK RESIDENTIAL HOLDINGS, L.P.

Dated as of [     ], 2022

-i-

-ii-

FORM OF TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [     ], 2022 is by and among Bluerock Residential Growth REIT, Inc., a Maryland corporation (“RemainCo”), Badger Parent LLC, a Delaware limited liability company (“Badger Parent”), Badger Holdco LLC, a Delaware limited liability company (“RemainCo LLC”), Bluerock Homes Trust, Inc., a Maryland corporation (“SpinCo”), Bluerock REIT Holdings, LLC, a Delaware limited liability company (“REIT Holdings”) and Bluerock Residential Holdings, L.P., a Delaware limited partnership (the “OP”).  Each of RemainCo, RemainCo LLC, SpinCo, REIT Holdings and the OP is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, RemainCo, Badger Parent LLC and Badger Merger Sub LLC, a Delaware limited liability company (“Badger Merger Sub”), entered into an Agreement and Plan of Merger, dated as of December 20, 2021 (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which RemainCo will merge with and into Badger Merger Sub, a wholly owned subsidiary of Badger Parent (the “Merger”), with Badger Merger Sub continuing as the surviving company of the Merger;

WHEREAS, prior to the Distribution (as defined below), RemainCo, RemainCo LLC, SpinCo and the OP will, and will cause their respective Subsidiaries to, consummate a series of reorganization and separation transactions to separate the SpinCo Business from the RemainCo Business (the “Separation”) pursuant to the Separation and Distribution Agreement, dated as of [     ] (the “Separation and Distribution Agreement”), by and among RemainCo, SpinCo, RemainCo LLC, the OP and Badger Parent, and in accordance with the Separation Step Plan (the “Separation Step Plan”) set forth on Schedule 2.1(a) to the Separation and Distribution Agreement pursuant to which, among other things, (a) the OP will contribute (or cause to be contributed) or otherwise transfer (or cause to be transferred) to RemainCo LLC, a newly formed limited liability company and a direct wholly owned Subsidiary of the OP treated as a disregarded entity for U.S. federal income tax purposes, or other designees as described in the Separation and Distribution Agreement, the Parent Assets (as defined in the Separation and Distribution Agreement) held by it or its Subsidiaries (b) the OP will (following the completion of the transactions described in clause (a)) distribute all of the equity interests in RemainCo LLC to RemainCo in exchange for a redemption of 25,210,092 of RemainCo’s Common Units (as defined in the Partnership Agreement) and all of RemainCo’s Series B Redeemable Preferred Stock, $0.01 par value per share, 7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share, 7.125% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share and Series T Redeemable Preferred Stock, $0.01 par value per share (the “RemainCo OP Redemption”), (c) the OP will effect a “unit split” pursuant to which the Common Units (as defined in the Partnership Agreement) will be recapitalized such that the number of the Common Units (as defined in the Partnership Agreement) held by RemainCo will equal the number of outstanding Parent Common Shares (as defined in the Separation and Distribution Agreement) (the “OP Recapitalization”), and (d) RemainCo will contribute or cause to be contributed all of its Partnership Interests (as defined in the Partnership Agreement) remaining after the RemainCo OP Redemption and the OP Recapitalization in clauses (b) and (c), including its General Partnership Interest (as defined in the Partnership Agreement), to SpinCo in exchange for (i) a number of additional SpinCo Common Shares (as defined in the Separation and Distribution Agreement) such that RemainCo holds 1 SpinCo Common Share for each issued and outstanding RemainCo Common Share (as defined in the Separation and Distribution Agreement) as of immediately prior to the Distribution and (ii) a number of additional SpinCo Class C Common Shares (as defined in the Separation and Distribution Agreement) such that RemainCo holds 1 SpinCo Class C Common Share for each issued and outstanding RemainCo Class C Common Share (as defined in the Separation and Distribution Agreement) as of immediately prior to the Distribution (the “OP Contribution”);

WHEREAS, pursuant to the Separation and Distribution Agreement, prior to the Merger and following the Separation, RemainCo will make a distribution, on a pro rata basis, to the stockholders of RemainCo on the Record Date (as defined in the Separation and Distribution Agreement) of all of the outstanding SpinCo Shares owned by RemainCo (the “Distribution,” and together with the Separation, the “Separation Transactions”) and, as a result of the Distribution, SpinCo will cease to be a QRS of RemainCo and commence operations as an independent publicly-traded UPREIT;

WHEREAS, SpinCo (a) will make an election to be taxed as a REIT under Sections 856-860 of the Code for its taxable year commencing on the date of Distribution and ending December 31, 2022 and (b) will jointly make a protective election with RemainCo to be treated as a TRS of RemainCo, in the case of each of clause (a) and this clause (b), effective as of the date of the Distribution;

WHEREAS, the Parties have completed certain preliminary actions in connection with the Separation and the Distribution, including the formation of SpinCo and the formation of RemainCo LLC, in each case, in accordance with the Merger Agreement and the Separation and Distribution Agreement; and

WHEREAS, in conjunction with, and to further implement, the Separation Transactions, contemplated by the Separation and Distribution Agreement, the Parties wish to enter into this Agreement to (a) provide for the intended and agreed upon characterization of certain aspects of the Separation Transactions for U.S. federal income tax purposes, (b) provide for the payment of Tax liabilities and entitlement to refunds thereof, (c) allocate responsibility for, and cooperation in, the filing of Tax Returns, and (d) provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

Article 1.

DEFINITIONS

Section 1.01     General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 10.01(b).

“Adjustment” means any change in the Tax liability of a taxpayer pursuant to a Final Determination, whether in connection with a Tax Proceeding, resulting from a change in facts or subsequent transactions, pursuant to amendment or otherwise, determined issue-by-issue, transaction-by-transaction, or with respect to a taxable period, as the case may be.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Badger Merger Sub” has the meaning set forth in the recitals.

“Badger Parent” has the meaning set forth in the recitals.

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, as amended from time to time, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Benefited Party” has the meaning set forth in Section 7.01(b).

“Chosen Courts” has the meaning set forth in Section 10.06(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means any consolidated, combined, unitary, affiliated or similar Tax Return that includes one or more members of the RemainCo Group, on the one hand, together with one or more members of the SpinCo Group, on the other hand.

“Combined Tax Return Non-Preparer” means, with respect to any Combined Tax Return and for any taxable period, (x) SpinCo, if RemainCo is the Combined Tax Return Preparer with respect to such Combined Tax Return for such taxable period and (y) RemainCo, if SpinCo is the Combined Tax Return Preparer with respect to such Combined Tax Return for such taxable period.

“Combined Tax Return Preparer” means, with respect to any Combined Tax Return and for any taxable period, (x) SpinCo, if SpinCo or a member of the SpinCo Group is the common parent of the group filing such Combined Tax Return for such taxable period or is required to file such Combined Tax Return for such taxable period under applicable Law or (y) RemainCo, if RemainCo or a member of the RemainCo Group is the common parent of the group filing such Combined Tax Return for such taxable period or is required to file such Combined Tax Return for such taxable period under applicable Law.

“Distribution” has the meaning set forth in the recitals.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Final Determination” means the final resolution of liability for any Tax or Tax Item, which resolution may be for a specific issue or adjustment or for a taxable period, by or as a result of (i) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of any Taxing Jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (iii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of any Taxing Jurisdiction; (iv) any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or credit may be recovered by the jurisdiction imposing the Tax; or (v) any other final resolution, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Taxing Authority or by mutual agreement of the Parties.

“Indemnified Party” means the Party which is entitled to seek indemnification from another Party pursuant to the provisions of Article 6.

“Indemnifying Party” means the Party from which another Party is entitled to seek indemnification pursuant to the provisions of Article 6.

“Intended Tax Treatment” has the meaning set forth in Section 2.01.

“IRS” means the U.S. Internal Revenue Service.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“OP” has the meaning set forth in the preamble.

“OP Contribution” has the meaning set forth in the recitals.

“OP Partner” means any Person treated as a partner of the OP for U.S. federal income tax purposes other than RemainCo or REIT Holdings.

“OP Recapitalization” has the meaning set forth in the recitals.

“OP Tax Return” means any Separate Return required to be filed by the OP.

“Parties” has the meaning set forth in the preamble.

“Partnership Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Party” has the meaning set forth in the preamble.

“Past Practice” has the meaning set forth in Section 4.01(a).

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Preferred Stock Redemption Amount” has the meaning set forth in the Merger Agreement.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Proceedings” has the meaning set forth in Section 10.06(a).

“QRS” means a corporation that is treated for U.S. federal income tax purposes as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code) with respect to a REIT.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“REIT” means a real estate investment trust within the meaning of Section 856(a) of the Code.

“REIT Holdings” has the meaning set forth in the preamble.

“REIT Taxes” means (i) any Taxes imposed as a result of the disqualification of RemainCo or SpinCo, as the case may be, as a REIT, (ii) any Taxes imposed under Section 857(b)(5) of the Code, and (iii) any excise Taxes imposed under Section 4981 of the Code.

“RemainCo” has the meaning set forth in the preamble. For all purposes of this Agreement, any reference to RemainCo shall include a reference to Badger Merger Sub following the Merger as successor to Bluerock Residential Growth REIT, Inc. as a result of the Merger.

“RemainCo Business” has the meaning ascribed to the term “Parent Business” in the Separation and Distribution Agreement.

“RemainCo Group” has the meaning ascribed to the term “Parent Group” in the Separation and Distribution Agreement.

“RemainCo LLC” has the meaning set forth in the preamble.

“RemainCo OP Redemption” has the meaning set forth in the recitals.

“RemainCo Separate Tax Return” means any Separate Return required to be filed by any member of the RemainCo Group.

“RemainCo Tax Proceeding” has the meaning set forth in Section 8.02(a).

“RemainCo Taxes” means, without duplication, (a) any Taxes imposed with respect to any Combined Tax Return, (b) any Taxes imposed on any member of the RemainCo Group for any taxable period, (c) any “imputed underpayment” within the meaning of Section 6225 of the Code (and any similar liability imposed under the BBA Rules) and any other related Taxes arising out of an adjustment to any Tax Return of the OP pursuant to the BBA Rules, in each case, attributable to RemainCo or any member of the RemainCo Group for any taxable period and (d) any Taxes resulting from any inaccuracy in or breach by RemainCo or any member of the RemainCo Group of any representation, warranty or covenant made by RemainCo in the Separation Agreements, in the case of clauses (a) through (c) above, other than (x) any Taxes resulting from any inaccuracy in or breach by SpinCo or any member of the SpinCo Group of any representation, warranty or covenant made by SpinCo in the Separation Agreements or (y) any Taxes resulting from any breach by RemainCo or any other member of the RemainCo Group prior to the Separation of an obligation to cause a member of the SpinCo Group to take or refrain from taking any action set forth in the Separation Agreements.

“Representatives” has the meaning set forth in the Separation and Distribution Agreement.

“Responsible Party” has the meaning set forth in Section 7.01(b).

“Restructuring Transfer Taxes” means any Transfer Taxes imposed on, in connection with, or by reason of the Merger or any of the Separation Transactions.

“Separate Return” means (i) in the case of any Tax Return required to be filed by any member of the RemainCo Group (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include any member of the SpinCo Group and (ii) in the case of any Tax Return required to be filed by any member of the SpinCo Group (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include any member of the RemainCo Group.

“Separation” has the meaning set forth in the recitals.

“Separation Agreements” means the Separation and Distribution Agreement, this Agreement and the other Ancillary Agreements.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“Separation Step Plan” has the meaning set forth in the recitals.

“Separation Transactions” has the meaning set forth in the recitals and includes, for the avoidance of doubt, all transactions set forth in the Separation Step Plan, including the Separation and the Distribution.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Group” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Separate Tax Return” means any Separate Return required to be filed by any member of the SpinCo Group (including, for the avoidance of doubt, any OP Tax Return that is an income Tax Return).

“SpinCo Shares” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Tax Proceeding” has the meaning set forth in Section 8.02(a).

“SpinCo Taxes” means, without duplication, (a) any Taxes of or imposed on any member of the SpinCo Group for any taxable period other than any RemainCo Taxes, and (b) any Taxes resulting from any inaccuracy in or breach by SpinCo of any representation, warranty or covenant made by SpinCo in the Separation Agreements (or any breach by SpinCo or any other member of the SpinCo Group prior to the Separation of an obligation to cause a member of the RemainCo Group to take or refrain from taking any action set forth in the Separation Agreements).

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, margin, payroll, withholding, social security, value added and other taxes, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Item” means, with respect to any income tax, any item of income, gain, loss, deduction or credit.

“Tax Matter” has the meaning set forth in Section 9.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the business of the RemainCo Group or the SpinCo Group, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes or any claim for refund, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund and any amendment of any of the foregoing.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Taxing Jurisdiction” means the United States and every other government or governmental unit having jurisdiction to tax any member of the RemainCo Group or any member of the SpinCo Group.

“Transfer Taxes” means all sales, use, transfer, real property transfer (whether such transfer is direct or indirect), intangible, recordation, registration, documentary, stamp or similar Taxes.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“TRS” means any corporation that is treated for U.S. federal income tax purposes as “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) with respect to any REIT.

“UPREIT” means an umbrella partnership real estate investment trust.

“U.S.” means the United States of America.

Section 1.02     Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation and Distribution Agreement.

Article 2.

AGREED UPON TAX CHARACTERIZATION OF
CERTAIN TRANSACTIONS AND REPORTING WITH RESPECT THERETO

Section 2.01     Intended Income Tax Treatment of Certain Aspects of the Separation Transactions.

(a)            The Parties intend that for U.S. federal and applicable state income tax purposes, the following aspects of the Separation Transactions shall be treated as follows:

(i)            all transactions comprising the Separation Transactions shall be considered to occur in the time and order and manner set forth in the Separation Steps Plan;

(ii)           the RemainCo OP Redemption shall be treated as a distribution by the OP to RemainCo in exchange for a part of RemainCo’s interest in the OP in partial liquidation of RemainCo’s interest in the OP, and none of the OP, RemainCo and the OP Partners shall be treated as recognizing any income or gain as a result of the RemainCo OP Redemption (except to the extent of any income or gain resulting from an actual or deemed distribution of money to any such Person, including pursuant to Section 752(b) of the Code as a result of a decrease in such Person’s share of the OP’s liabilities as determined after taking into account all related transactions);

(iii)          the OP Recapitalization shall be treated as a transaction that is described in Section 721 of the Code or that is disregarded or otherwise treated as tax-free for U.S. federal income tax purposes;

(iv)          at all times prior to immediately before the Effective Time, SpinCo shall be treated as a QRS of RemainCo;

(v)           as a result of the Distribution, (A) SpinCo shall cease to be a QRS with respect to RemainCo and (B) pursuant to Section 856(i)(3) of the Code, SpinCo shall be treated as a new corporation acquiring all of its assets and assuming all of its liabilities from RemainCo (that it acquired and assumed as a result of the OP Contribution) immediately before ceasing to be a QRS, in a transaction governed by Section 351(a) of the Code;

(vi)          the Distribution shall be treated in accordance with clause (viii) below and not as a distribution subject to Section 301 of the Code or a transaction described in Section 355 of the Code;

(vii)         the Merger shall be treated as a taxable sale by RemainCo of all of its assets (for the avoidance of doubt, after taking into account the Separation and Distribution) to Badger Merger Sub (or if Badger Merger Sub is a disregarded entity, its regarded owner for U.S. federal income tax purposes) in exchange for the Merger Consideration, the Preferred Stock Redemption Amount, the assumption of all of RemainCo’s liabilities (for the avoidance of doubt, after taking into account the Separation and Distribution) and any other applicable amounts, immediately followed by the distribution of the Merger Consideration and the Preferred Stock Redemption Amount (and any other applicable amounts) by RemainCo to its shareholders in complete liquidation of RemainCo (as further described in clause (h) below);

(viii)        the Distribution, together with the receipt by the shareholders of RemainCo of the Merger Consideration and the Preferred Stock Redemption Amount (and any other applicable amounts), shall be treated as a distribution by RemainCo to its shareholders in complete liquidation of RemainCo pursuant to Revenue Ruling 69-6, 1969-1 C.B. 104, Section 331(a) of the Code and Section 562(b)(1) of the Code, in full payment in exchange for RemainCo stock; and

(ix)           the fair market value of the SpinCo Shares distributed in the Distribution shall be as reasonably determined by SpinCo in a manner consistent with applicable Law.

Clauses (i) through (ix), collectively, are referred to herein as the “Intended Tax Treatment”.

(b)            SpinCo REIT Election. SpinCo (i) shall make an election to be taxed as a REIT under Sections 856-860 of the Code for its taxable year commencing on the date of Distribution and ending December 31, 2022 and (ii) shall jointly make a protective election with RemainCo to be treated as a TRS of RemainCo, in the case of each of clause (i) and this clause (ii), effective as of the date of the Distribution.

Section 2.02     Reporting of Transactions in a Manner Consistent with Intended Tax Treatment.  The Parties agree to treat the Separation Transactions in a manner consistent with the Intended Tax Treatment. Without limiting the foregoing, and notwithstanding anything herein to the contrary, all Tax Returns prepared by or on behalf of any Party shall be prepared in a manner consistent with the Intended Tax Treatment, and no Party shall take any contrary or inconsistent position, whether in a Tax Return or otherwise, including any dealings involving the IRS (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the Tax Returns of the Party or the tax treatment of any Party), except to the extent otherwise required by a Final Determination.

Article 3.

PREPARATION, FILING AND PAYMENT OF
TAXES SHOWN DUE ON TAX RETURNS

Section 3.01     Combined Tax Returns. In the case of any Combined Tax Return, the Combined Tax Return Preparer shall prepare and file (or cause to be prepared and filed) such Combined Tax Return, and the Combined Tax Return Preparer shall pay (or cause to be paid) all Taxes shown to be due and payable on such Combined Tax Return; provided, that in the case of any Combined Tax Return for which SpinCo is the Combined Tax Return Preparer, RemainCo and RemainCo LLC shall reimburse (or cause to be reimbursed) SpinCo and the OP for any such Taxes.

Section 3.02     RemainCo Separate Tax Returns. Subject to Section 3.04, RemainCo shall prepare and file (or cause to be prepared and filed) all RemainCo Separate Tax Returns, and RemainCo and RemainCo LLC shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns.

Section 3.03     SpinCo Separate Tax Returns.  Subject to Section 3.04, SpinCo shall prepare and file (or cause to be prepared and filed) all SpinCo Separate Tax Returns, and SpinCo and the OP shall pay (or cause to be paid) any Taxes shown to be due and payable on such Tax Returns; provided that RemainCo and RemainCo LLC shall reimburse (or cause to be reimbursed) SpinCo and the OP for any such Taxes that are RemainCo Taxes.

Section 3.04     Restructuring Transfer Tax Returns. Notwithstanding anything to the contrary in this Agreement, RemainCo shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed with respect to Restructuring Transfer Taxes and, if required by applicable Law, SpinCo shall, and shall cause its respective Affiliates to, join in the execution of any such Tax Returns and other documentation. RemainCo and RemainCo LLC shall pay (or cause to be paid) all Taxes shown as due and payable on such Tax Returns.

Article 4.

TAX RETURN PROCEDURES

Section 4.01     Procedures Relating to Combined Tax Returns.

(a)            The determination of the entities to be included in any Combined Tax Return shall be made in accordance with the past practices, accounting methods, elections and conventions of RemainCo and its Subsidiaries (“Past Practice”). In connection with the preparation of any Combined Tax Return pursuant to Section 3.01 by the Combined Tax Return Preparer that may include Tax Items relating to the activities or assets of the Combined Tax Return Non-Preparer or any member of its Group (or the Combined Tax Return Non-Preparer’s Business), the Combined Tax Return Non-Preparer will assist and cooperate with the Combined Tax Return Preparer by preparing and providing to the Combined Tax Return Preparer such information and other documentation as may be reasonably requested by or reasonably necessary to enable the Combined Tax Return Preparer, in such form as the Combined Tax Return Preparer may reasonably request, to prepare such Combined Tax Return, with such information and other documentation to be delivered no later than thirty (30) days following the Combined Tax Return Preparer’s request therefor, subject to reasonable delay.

(b)            In the case of any Combined Tax Return in respect of which SpinCo is the Combined Tax Return Preparer, SpinCo shall, (1) except to the extent otherwise required by applicable Law, Article 2 or Section 4.03(c), prepare and file such Combined Tax Return in a manner consistent with Past Practice and (2) submit to RemainCo a draft of any such Tax Return (along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by RemainCo under Article 3) at least thirty (30) days prior to the Due Date for such Tax Return, subject to reasonable delay as communicated by SpinCo to RemainCo, to enable RemainCo to analyze and comment on such Tax Return. RemainCo shall deliver any comments on any such Combined Tax Return to SpinCo no later than fifteen (15) days following the receipt of the draft of such Combined Tax Return from SpinCo, subject to reasonable delay as communicated by RemainCo to SpinCo. SpinCo shall revise (or cause to be revised) such Combined Tax Return prior to filing to reflect any reasonable comments timely received from RemainCo; provided that, subject to the final sentence of this Section 4.01(b), SpinCo shall not be required to reflect any such comments that are inconsistent with (x) Article 2, Section 4.03(c) or applicable Law or (y) to the extent such items could have a more than a de-minimis effect on SpinCo Taxes for which SpinCo and the OP may be responsible, Past Practice (to the extent Past Practice is not inconsistent with Article 2, Section 4.03(c) or applicable Law); provided, further, that in the case of clause (y), SpinCo shall consider any such comments in good faith and SpinCo and RemainCo shall attempt in good faith to resolve any issues arising out of such comments.  Notwithstanding the foregoing, SpinCo shall not (and shall cause members of its Group not to) file any Combined Tax Return without the prior written consent of RemainCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)            In the case of any Combined Tax Return in respect of which RemainCo is the Combined Tax Return Preparer, RemainCo shall, unless otherwise required by applicable Law, Article 2 or Section 4.03(c), (1) prepare and file such Combined Tax Return in a manner consistent with Past Practice to the extent such items could have a more than a de-minimis effect on SpinCo Taxes for which SpinCo and the OP may be responsible pursuant to this Agreement, and (2) submit to SpinCo a draft of any such Tax Return at least thirty (30) days prior to the Due Date for such Tax Return, subject to reasonable delay as communicated by RemainCo to SpinCo, to enable SpinCo to analyze and comment on such Tax Return.  SpinCo shall deliver any comments on such Combined Tax Return to RemainCo no later than fifteen (15) days following the receipt of the draft of such Combined Tax Return from RemainCo, subject to reasonable delay as communicated by SpinCo to RemainCo. RemainCo shall consider any such comments timely received from SpinCo in good faith and SpinCo and RemainCo shall attempt in good faith to resolve any issues arising out of such comments (it being understood that nothing herein shall prevent RemainCo from timely filing (or causing to be filed) any such Tax Return). In the event SpinCo and RemainCo are not able to resolve any such issues to the extent relating to SpinCo Taxes for which SpinCo and the OP would reasonably be expected to be liable hereunder, such issues shall be resolved by the Accounting Firm pursuant to Section 10.01. In the event that any such dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Combined Tax Return, such Tax Return shall be timely filed (or caused to be filed) by RemainCo as originally prepared by RemainCo and reflecting any changes agreed to by RemainCo and SpinCo, and the Parties shall agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 4.02     Procedures Relating to RemainCo Separate Tax Returns.

(a)            In connection with the preparation of any RemainCo Separate Tax Return pursuant to Section 3.02 that may include Tax Items relating to the activities or assets of SpinCo or any member of the SpinCo Group (or the SpinCo Business), SpinCo will assist and cooperate with RemainCo by preparing and providing to RemainCo such information and other documentation as may be reasonably requested by or reasonably necessary to enable RemainCo, in such form as RemainCo may reasonably request, to prepare such Tax Return, with such information and other documentation to be delivered no later than thirty (30) days following RemainCo’s request therefor, subject to reasonable delay.

(b)            In the case of any RemainCo Separate Tax Return that reflects, relates to or could affect SpinCo Taxes for which SpinCo and the OP would reasonably be expected to be liable hereunder, RemainCo shall (1) unless otherwise required by applicable Law, Article 2 or Section 4.03(c), prepare (or cause to be prepared) such Tax Return in a manner consistent with Past Practice to the extent such items could have a more than a de-minimis effect on SpinCo Taxes for which SpinCo and the OP may be responsible pursuant to this Agreement, and (2) submit to SpinCo a draft of any such Tax Return at least thirty (30) days prior to the Due Date for such Tax Return, subject to reasonable delay as communicated by RemainCo to SpinCo, to enable SpinCo to analyze and comment on such Tax Return.  SpinCo shall deliver any comments on any such Tax Return to RemainCo no later than fifteen (15) days following the receipt of the draft of such Tax Return from RemainCo, subject to reasonable delay as communicated by SpinCo to RemainCo. RemainCo shall consider any such comments timely received from SpinCo in good faith and SpinCo and RemainCo shall attempt in good faith to resolve any issues arising out of the review of any such RemainCo Separate Tax Return (it being understood that nothing herein shall prevent RemainCo from timely filing (or causing to be filed) any such Tax Return). In the event SpinCo and RemainCo are not able to resolve any such issues to the extent relating to SpinCo Taxes for which SpinCo and the OP would reasonably be expected to be liable hereunder, such issues shall be resolved by the Accounting Firm pursuant to Section 10.01. In the event that any such dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such RemainCo Separate Tax Return, such Tax Return shall be timely filed (or caused to be filed) by RemainCo as originally prepared by RemainCo and reflecting any changes agreed to by RemainCo and SpinCo, and the Parties shall agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 4.03     Procedures Relating to SpinCo Separate Tax Returns.

(a)            In connection with the preparation of any SpinCo Separate Tax Return pursuant to Section 3.03 that may include Tax Items relating to the activities or assets of RemainCo or any member of the RemainCo Group (or the RemainCo Business), RemainCo will assist and cooperate with SpinCo by preparing and providing to SpinCo such information and other documentation as may be reasonably requested by or reasonably necessary to enable SpinCo, in such form as SpinCo may reasonably request, to prepare such Tax Return, with such information and other documentation to be delivered no later than thirty (30) days following SpinCo’s request therefor, subject to reasonable delay.

(b)            In the case of any SpinCo Separate Tax Return that reflects, relates to or could affect RemainCo Taxes for which RemainCo and RemainCo LLC would reasonably be expected to be liable hereunder, SpinCo shall (1) unless otherwise required by applicable Law, Article 2 or Section 4.03(c), prepare (or cause to be prepared) such Tax Return in a manner consistent with Past Practice to the extent such items could have a more than a de-minimis effect on RemainCo Taxes for which RemainCo and RemainCo LLC may be responsible pursuant to this Agreement, and (2) submit to RemainCo a draft of any such Tax Return (along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by RemainCo under Article 3) at least thirty (30) days prior to the Due Date for such Tax Return, subject to reasonable delay as communicated by SpinCo to RemainCo, to enable RemainCo to analyze and comment on such Tax Return.  RemainCo shall deliver any comments on any such Tax Return to SpinCo no later than fifteen (15) days following the receipt of the draft of such Tax Return from SpinCo, subject to reasonable delay as communicated by RemainCo to SpinCo. SpinCo shall consider any such comments timely received from RemainCo in good faith and RemainCo and SpinCo shall attempt in good faith to resolve any issues arising out of the review of any such SpinCo Separate Tax Return (it being understood that nothing herein shall prevent SpinCo from timely filing (or causing to be filed) any such Tax Returns). In the event SpinCo and RemainCo are not able to resolve any such issues to the extent relating to RemainCo Taxes for which RemainCo and RemainCo LLC would reasonably be expected to be liable hereunder, such issues shall be resolved by the Accounting Firm pursuant to Section 10.01. In the event that any such dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such SpinCo Separate Tax Return, such Tax Return shall be timely filed (or caused to be filed) by SpinCo as originally prepared by SpinCo and reflecting any changes agreed to by RemainCo and SpinCo, and the Parties shall agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c)            Except as otherwise required as a result of a Final Determination, neither RemainCo nor SpinCo shall (nor shall cause or permit any members of the RemainCo Group and SpinCo Group, respectively, to), take any position inconsistent with the treatment of any of the Separation Transactions as reported by the OP on an OP Tax Return as finally determined pursuant to Section 4.03(b).

Section 4.04     Tax Returns Reflecting Restructuring Transfer Taxes. Notwithstanding anything to the contrary in Articles 3, 4 and 5, any Tax Return required to be filed with respect to any Restructuring Transfer Taxes shall be prepared and approved by RemainCo in the manner determined by RemainCo in its sole discretion, subject to the provisions of Section 2.01, 2.02 and 4.03(c). If required by applicable Law, SpinCo shall, and shall cause its respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

Article 5.

TAX TIMING AND ALLOCATION

Section 5.01     Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to Article 3 or Article 4 by either the RemainCo Group, or the SpinCo Group, as the case may be, to an applicable Taxing Authority or to be reimbursed by RemainCo and RemainCo LLC or the OP and SpinCo to the other Party (or any member of its Group) pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a payment to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section 5.02     Expenses. Except as expressly provided herein, each Party shall bear its own expenses incurred in connection with Articles 3, 4 and 5.

Article 6.

INDEMNIFICATION

Section 6.01     Indemnification by RemainCo. RemainCo and RemainCo LLC shall pay, and shall indemnify and hold the SpinCo Group harmless from and against, without duplication, (i) all RemainCo Taxes, and (ii) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 6.02     Indemnification by SpinCo. SpinCo and the OP shall pay, and shall indemnify and hold the RemainCo Group harmless from and against, without duplication, (i) all SpinCo Taxes, and (ii) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 6.03     Characterization of and Modifications to Payment Amounts.

(a)            For all Tax purposes, the Parties agree to treat (and to cause their respective Affiliates to treat) (i) any payment required by this Agreement (other than payments with respect to interest, pursuant to Section 7.01(b) or Section 10.03 hereof, accruing after the Effective Time) as either a contribution by RemainCo to SpinCo or a distribution by SpinCo to RemainCo, as the case may be, occurring immediately prior to the Distribution or as a payment of an assumed or retained Liability and (ii) any payment of non-U.S. federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, except as otherwise required by applicable Law.

(b)            Any indemnification payment under this Article 6 and under Article IV of the Separation and Distribution Agreement shall be increased to take into account any Taxes resulting from any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment (including, but not limited to, any additional REIT Taxes resulting therefrom) and shall be decreased to take into account any reduction in Taxes resulting from any reduction in income of the Indemnified Party arising from such indemnified Liability (including, but not limited to, any reduction in REIT Taxes resulting therefrom).

Section 6.04     Timing of Indemnification Payments. Indemnification payments required pursuant to this Article 6 shall be paid by the Indemnifying Party to the Indemnified Party within twenty (20) days of delivery by the Indemnified Party to the Indemnifying Party of an invoice for the amount due, accompanied by evidence of payment and a reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment.

Section 6.05     Certain Tax Procedures. For the avoidance of doubt, Section 4.11 of the Separation and Distribution Agreement shall apply with respect to any indemnification payments required to be made pursuant to this Agreement.

Section 6.06     Survival of Indemnities. The rights and obligations of each Party under this Article 6 shall survive (a) the sale or other transfer by a Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving a Party or any of the members of its Group; it being understood that in any such case, the applicable Party or Group member shall make proper provision so that the successor or acquiror, as applicable, expressly assumes the obligations of such Party or Group member set forth in this Article 6.

Article 7.

REFUNDS AND DEDUCTIONS

Section 7.01     Refunds.

(a)            RemainCo and RemainCo LLC shall be entitled to all Refunds of Taxes for which RemainCo and RemainCo LLC are or may be responsible pursuant to this Agreement, and SpinCo and the OP shall be entitled to all Refunds of Taxes for which SpinCo and the OP are or may be responsible pursuant to this Agreement.  A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund, less any reasonable costs or expenses or Taxes incurred in procuring such Refund.

(b)            In the event of an Adjustment for which one Party (the “Responsible Party”) is or may be responsible pursuant to this Agreement which would have given rise to a Refund but for an offset against the Taxes for which a Party in the other Group (the “Benefited Party”) is or may be liable pursuant to this Agreement, then the Benefited Party shall pay to the Responsible Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case, solely to the extent the Benefited Party actually realizes the benefit of applying such Refund in cash, and less any reasonable costs or expenses or Taxes incurred in applying such Refund as an offset.

(c)            Notwithstanding Section 7.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to a Party in the other Group pursuant to this Section 7.01, such first Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable, in each case solely to the extent the Party applying (or causing to be applied) the overpayment of Taxes actually realizes the benefit of applying such overpayment in cash, and less any reasonable costs or expenses or Taxes incurred in applying such overpayment as a credit toward or reduction in Taxes otherwise payable.

(d)            To the extent that the amount of any Refund under this Section 7.01 is later reduced pursuant to an Adjustment, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 7.01 and an appropriate adjusting payment shall be made.

Section 7.02     Certain Deductions. Except as otherwise required by applicable Law or a Final Determination, (x) RemainCo and RemainCo LLC shall be entitled to any Tax deduction associated with any liabilities for which RemainCo and RemainCo LLC are responsible pursuant to Section 2.3(b)(iii) of the Separation and Distribution Agreement and (y) SpinCo and the OP (and not RemainCo and RemainCo LLC) shall be entitled to any Tax deduction associated with any liabilities for which SpinCo and SpinCo LP are responsible pursuant to Sections 2.3(a)(vi), 2.3(a)(vii) and 2.3(a)(viii) of the Separation and Distribution Agreement.

Article 8.

TAX PROCEEDINGS

Section 8.01     Notification of Tax Proceedings. Within thirty (30) days after an Indemnified Party receives written notice of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article 6, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding.  The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such thirty (30)-day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 8.02     Tax Proceedings.

(a)            Generally.  Except as provided in Section 8.02(c)(i), RemainCo (or such member of the RemainCo Group as RemainCo shall designate) shall have the sole right to control any Tax Proceeding and represent the interests of the members of the RemainCo Group and the members of the SpinCo Group and to employ counsel of its choice at its expense in any Tax Proceeding relating to (i) any Combined Tax Return and (ii) any RemainCo Separate Tax Return (each, a “RemainCo Tax Proceeding”).  Except as provided in Section 8.02(c)(ii), SpinCo (or such member of the SpinCo Group as SpinCo shall designate) shall have the sole right to represent the interests of the members of the SpinCo Group and the members of the RemainCo Group and to employ counsel of its choice at its expense in any Tax Proceeding relating to any SpinCo Separate Tax Return (each, a “SpinCo Tax Proceeding”).

(b)            Power of Attorney.  SpinCo shall (and shall cause the members of the SpinCo Group to) execute and deliver to RemainCo (or such member of the RemainCo Group as RemainCo shall designate) any power of attorney or other document requested by RemainCo (or such designee) in connection with any RemainCo Tax Proceeding. RemainCo shall (and shall cause the members of the RemainCo Group to) execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other document requested by SpinCo (or such designee) in connection with any SpinCo Tax Proceeding.

(c)            Participation Rights.

(i)            RemainCo Tax Proceedings.  In the event of any RemainCo Tax Proceeding the resolution of which could reasonably be expected to give rise to an indemnification obligation of SpinCo and the OP pursuant to Article 6, (A) RemainCo shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) RemainCo shall consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) RemainCo shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (D) RemainCo shall provide SpinCo copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority.  Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any RemainCo Tax Proceeding which could not reasonably be expected to give rise to an indemnification obligation of SpinCo and the OP pursuant to Article 6 in excess of $150,000, shall be made in the sole discretion of RemainCo, acting reasonably and in good faith, and shall be final and not subject to the dispute resolution provisions of Section 10.01 (or Article VII of the Separation and Distribution Agreement).  With respect to any RemainCo Tax Proceeding which could reasonably be expected to give rise to an indemnification obligation of SpinCo and the OP pursuant to Article 6 in excess of $150,000, SpinCo shall be entitled to participate in such Tax Proceeding at its own expense, and RemainCo shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of SpinCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)           SpinCo Tax Proceedings.  In the event of any SpinCo Tax Proceeding the resolution of which could reasonably be expected to give rise to an indemnification obligation of RemainCo and RemainCo LLC pursuant to Article 6, (A) SpinCo shall consult with RemainCo reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) SpinCo shall consult with RemainCo and offer RemainCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) SpinCo shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (D) SpinCo shall provide RemainCo copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority.  Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any SpinCo Tax Proceeding which could not reasonably be expected to give rise to an indemnification obligation of RemainCo and RemainCo LLC pursuant to Article 6 in excess of $150,000, shall be made in the sole discretion of SpinCo, acting reasonably and in good faith, and shall be final and not subject to the dispute resolution provisions of Section 10.01 (or Article VII of the Separation and Distribution Agreement).  With respect to any SpinCo Tax Proceeding which could reasonably be expected to give rise to an indemnification obligation of RemainCo and RemainCo LLC pursuant to Article 6 in excess of $150,000, RemainCo shall be entitled to participate in such Tax Proceeding at its own expense, and SpinCo shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of RemainCo, which consent shall not be unreasonably withheld, conditioned or delayed.

Article 9.

COOPERATION

Section 9.01     General Cooperation.

(a)            The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party hereto, or from an agent or Representative of such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with tax reporting requirements or Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”).  Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i)            the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)           the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii)          the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv)          the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

(b)            Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 9.02     Retention of Records. RemainCo and SpinCo shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents.  A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents.  The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Article 10.

MISCELLANEOUS

Section 10.01     Dispute Resolution.

(a)            In the event of any dispute between the Parties as to any matter covered by this Agreement (other than any dispute that is required to be resolved by the Accounting Firm pursuant to this Agreement), the Parties shall cooperate in good faith to resolve such dispute and, if the Parties cannot resolve such dispute within thirty (30) days from the time such dispute arises, the Parties shall agree as to whether such dispute shall be governed by the procedures set forth in Section 10.01(b) of this Agreement or in Article VII of the Separation and Distribution Agreement.  If the Parties cannot agree within thirty (30) days from the time such dispute arises as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article VII of the Separation and Distribution Agreement.

(b)            With respect to any dispute governed by this Section 10.01(b), the Parties shall mutually appoint a nationally recognized “Big Four” independent public accounting firm (other than the current auditing firm of either RemainCo or SpinCo) (the “Accounting Firm”) to resolve such dispute.  The Parties shall cooperate in good faith in jointly selecting the Accounting Firm.  In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by RemainCo and SpinCo and their respective Representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only.  The Parties shall require the Accounting Firm to resolve all disputes no later than fifteen (15) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable and to the extent possible, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties.  The Accounting Firm shall resolve all disputes in a manner consistent with the terms of this Agreement (including the Intended Tax Treatment) and, to the extent not inconsistent with the terms of this Agreement (including the Intended Tax Treatment) or applicable Law, in a manner consistent with the Past Practices of RemainCo and the OP and the members of the SpinCo Group or RemainCo and its Subsidiaries, as applicable.  The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

Section 10.02     Tax Sharing Agreements.  All Tax sharing, indemnification and similar agreements, written or unwritten, as between any member of the RemainCo Group, on the one hand, and any member of the SpinCo Group, on the other hand (other than this Agreement, the Separation and Distribution Agreement, any other Ancillary Agreement, the Merger Agreement, and any agreement entered into after the Distribution), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of the RemainCo Group and the SpinCo Group shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 10.03     Interest on Late Payments.  With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand), the outstanding amount shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%).

Section 10.04     Survival.  Except as otherwise contemplated by this Agreement, all covenants, representations, warranties and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, for assessment of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 10.05     Counterparts; Entire Agreement; Corporate Power.

(a)            This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Each Party acknowledges that it and each other Party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person.

(b)            This Agreement, the other Ancillary Agreements, the Separation and Distribution Agreement, the Merger Agreement and the exhibits, schedules and appendices hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties with respect to such subject matter other than those set forth or referred to herein or therein. This Agreement, the other Ancillary Agreements, the Separation and Distribution Agreement and the Merger Agreement together govern the arrangements in connection with the Separation and Distribution and would not have been entered independently. Except as otherwise provided in this Agreement, in the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of the Merger Agreement (excluding the Separation Principles (as defined therein)), at or prior to the Closing (as defined in the Merger Agreement), the Merger Agreement shall control, and following the Closing (as defined in the Merger Agreement), the provisions of this Agreement shall control and (b) this Agreement and the provisions of the Separation and Distribution Agreement (or any other Ancillary Agreement), with respect to matters addressed herein, the provisions of this Agreement shall control.

(c)            RemainCo represents on behalf of itself and each other member of the RemainCo Group and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)            each such Person is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(ii)           each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(iii)          this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 10.06     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement and all disputes, causes of action, controversies or claims that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof or thereof, shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland. Subject to Section 10.01, each of the Parties, on behalf of itself and the members of its Group (as applicable) irrevocably agrees that it shall bring any Action in respect of any claim arising out of or related to this Agreement and the rights and obligations arising in connection herewith, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns (“Proceedings”), exclusively in (i) the Circuit Court for Baltimore City, Maryland, (ii) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Maryland, Baltimore Division or (iii) in the event (but only in the event) that such courts identified in clauses (i) and (ii) do not have subject matter jurisdiction over such Proceeding, any other state or federal court located within the State of Maryland (the “Chosen Courts”), and solely in connection with Proceedings (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 10.06 and any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) irrevocably submits to the exclusive venue of any such Proceeding in the Chosen Courts and waives any objection to laying venue in any such Proceeding in the Chosen Courts and (D) waives any objection that the Chosen Courts are an inconvenient forum, do not have jurisdiction over any Party or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In the case of any Proceeding in the Circuit Court for Baltimore City, Maryland or any other state court located in the State of Maryland, each of the Parties irrevocably agrees to request and/or consent to the assignment of any such Proceeding to such court’s Business and Technology Case Management Program. Each Party agrees that a final judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.11 in accordance with applicable Law and agrees that service made in such manner shall have the same legal force and effect as if served upon such Party personally within the State of Maryland. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06(b).

Section 10.07     Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors (including, for the avoidance of doubt, Badger Merger Sub LLC as successor to RemainCo as a result of the Merger) and permitted assigns; provided, however, that no Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties. Any attempt to assign any rights or obligations arising under this Agreement in violation of this Section 10.07 shall be null and void ab initio. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties.

Section 10.08     Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and their respective Groups (as applicable) and are not intended to confer upon any Person except the Parties and their respective Groups (as applicable) any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.09     Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (a) upon personal delivery to the Party to be notified; (b) when sent by email to the Party to be notified (provided that no automated notice of delivery failure is received by the sender); or (c) when delivered by a courier (with confirmation of delivery); in each case, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.09):

If to RemainCo or RemainCo LLC (prior to the Effective Time), to:

Bluerock Residential Growth REIT, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, NY 10105
Attention: Michael Konig
E-mail: mkonig@bluerock.com

If to RemainCo or RemainCo LLC (from and after the Effective Time), to:

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Attention: Jacob Werner

Email:	realestatenotices@blackstone.com Werner@Blackstone.com

If to SpinCo or the OP, to:

Bluerock Homes Trust, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, NY 10105
Attention: Jason Emala
E-mail: jemala@bluerock.com

A Party may, by notice to the other Parties, change the address to which such notices are to be given.

Section 10.10     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 10.11     Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Parties of the nature and extent of any such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 10.12     No Set-Off. Except as otherwise mutually agreed to in writing by the Parties, no Party or any member of such Party’s Group (as applicable) shall have any right of set-off or other similar rights with respect to amounts owed to any other Party or any member of such Party’s Group (as applicable) pursuant to this Agreement on account of any obligation owed by such other Party or any member of its Group (as applicable) to the first Party or any member of its Group (as applicable).

Section 10.13     Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.14     Waivers of Default. Waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.15     Specific Performance. Subject to the provisions of Section 10.01, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.16     Amendments and Consents. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided, that notwithstanding anything to the contrary in this Agreement, prior to the Closing (as defined in the Merger Agreement), any waiver, amendment, supplement or modification of this Agreement, in each case, that is adverse (other than in a de minimis respect) to the RemainCo Group or, after giving effect to the consummation of the Merger, Badger Parent, shall require the prior written consent of Badger Parent (not to be unreasonably withheld, delayed or conditioned).

Section 10.17     Interpretation. In this Agreement, (a) definitions are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (b) the terms “hereof,” “herein” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto, as applicable) and not to any particular provision of this Agreement, unless the context otherwise requires; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “include”, “includes” and “including” when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless expressly specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed; (i) references to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as it may be amended, modified or supplemented from time to time, unless otherwise specified; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof” or “the date of this Agreement” and words of similar import shall all be references to [     ], 2022; (l) references to “$” or “dollars” shall be to U.S. dollars; (m) references to “written” or “in writing” include in electronic form; (n) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein; (o) a reference to any Person includes such Person’s successors and permitted assigns; (p) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a business day, the period shall end on the next succeeding business day; (q) to the extent that any covenant or agreement in this Agreement requires a controlled Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such controlled Affiliate to take or omit to take such action, whether or not such covenant or agreement expressly so states; and (r) references in this Agreement to the “transactions contemplated hereby,” the “transactions contemplated by this Agreement” and words or phrases of similar import shall include the Separation or the Distribution and the transactions contemplated thereby.

Section 10.18     Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group (including the OP), on the one hand, nor RemainCo or any member of the RemainCo Group (including RemainCo LLC), on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated by this Agreement (other than any such damages to the extent awarded to a Third Party with respect to a Third-Party Claim).

Section 10.19     Performance. Badger Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by RemainCo or any other member of the RemainCo Group after the Closing (as defined in the Merger Agreement) and RemainCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the RemainCo Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group (as applicable) and (b) as applicable, cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.

Section 10.20     Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 10.21     No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Article 6).

Section 10.22     Effective Date. This Agreement shall become effective upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Bluerock Residential Growth REIT, Inc.

By:
Name: Title:

Badger Parent LLC

By:
Name: Title:

Badger Holdco LLC

By:
Name: Title:

Bluerock Homes Trust, Inc.

By:
Name: Title:

Bluerock REIT Holdings, LLC

By:
Name: Title:

Bluerock Residential Holdings, L.P.

By:
Name: Title:

[Signature Page to Tax Matters Agreement]